EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-158749 and No. 333-280596) pertaining to the Wesbanco, Inc. 401(k) Plan of our report dated June 20, 2025, with respect to the financial statements and schedule of the Wesbanco, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 20, 2025